Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548

                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - October 2005
                                -----------

                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------

Net Asset Value (23,322.294 units) at September 30, 2005         $ 38,131,004
Additions of 35.768 units on October 31, 2005                          60,719
Redemptions of (12.085) units on October 31, 2005                     (20,515)
Offering Costs                                                        (29,952)
Net Income (Loss) - October 2005                                    1,490,306
                                                                 ------------

Net Asset Value (23,345.977 units) at October 31, 2005           $ 39,631,562
                                                                 ============

Net Asset Value per Unit at October 31, 2005                     $   1,697.58
                                                                 ============

                         STATEMENT OF INCOME (LOSS)
                         --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                      $  (410,761)
    Change in unrealized                                              923,976

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                            1,203,111
  Interest income                                                     107,889
                                                                 ------------

                                                                    1,824,215
                                                                 ------------

Expenses:
  Brokerage fee                                                       107,499
  Performance fee                                                     219,743
  Operating expenses                                                    6,667
                                                                 ------------

                                                                      333,909
                                                                 ------------

Net Income (Loss) - October 2005                                  $ 1,490,306
                                                                 ============

                              FUND STATISTICS
                              ---------------

Net Asset Value per Unit on October 31, 2005                       $  1,697.58

Net Asset Value per Unit on September 30, 2005                     $  1,634.96

Unit Value Monthly Gain (Loss) %                                          3.83 %

Fund 2005 calendar YTD Gain (Loss) %                                     13.07 %

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

New highs for 2005 ...

We are pleased to report positive results for October, and double-digit year-to-date returns across most portfolios.

The fixed income sector was profitable as inflation fears fueled the sell-off in bonds and interest rates moved higher across the whole yield curve. The currency markets also delivered solid gains as the US Dollar continued to show strength.

The energy markets ended lower, resulting in some loss to our portfolios, but our biggest losses were in the equity indices as stock prices declined sharply.

Among the major stories roiling the US equity markets this month was the collapse of the Refco group of companies. Refco is a financial services firm that among other activities acted as a futures trading and clearing firm. We are not close to Refco, and have no information about the firm other than that which has been published, but we want to reassure you that no Campbell & Company sponsored fund has any current relationship with or exposure to Refco. As always, if I can be of any assistance, please do not hesitate to call.

Sincerely,
Bruce Cleland
President & CEO